As filed with the Securities and Exchange Commission on August 13, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHIMERIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0903395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2505 Meridian Parkway, Suite 100

Durham, NC 27713

(Address of Principal Executive Offices)

Chimerix, Inc. 2024 Equity Incentive Plan

Non-Plan Inducement Stock Option Grants

(Full Titles of the Plans)

Michael T. Andriole

President and Chief Executive Officer

Chimerix, Inc.

2505 Meridian Parkway, Suite 100

Durham, NC 27713

(Name and Address of Agent for Service)

(919) 806-1074

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michelle LaSpaluto Chief Financial Officer Chimerix, Inc. 2505 Meridian Parkway, Suite 100 Durham, NC 27713 (919) 806-1074	Jason L. Kent, Esq. 55 Hudson Yards New York, NY 10001 (212) 479-6044

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Chimerix, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering an aggregate of 12,006,088 shares of its common stock, par value $0.001 per share (the “Common Stock”), which number is comprised of:

•	9,702,331 shares of Common Stock reserved for future grant under the Chimerix, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), which is a successor to and continuation of the Chimerix, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), and was adopted by the Compensation Committee of the Board of Directors of the Registrant on April 10, 2024, subject to stockholder approval, which approval was obtained at the Registrant’s 2024 annual meeting of stockholders on June 20, 2024 (the “Effective Date”);

•	530,757 shares of Common Stock previously reserved for future grant under the 2013 Plan as of immediately prior to the Effective Date, which as of the Effective Date were added to the share reserve of the 2024 Plan;

•	480,000 shares of Common Stock issuable upon the exercise of stock options that are outstanding under the 2024 Plan;

•	1,173,000 shares of Common Stock issuable upon the exercise of non-statutory stock options, which were approved by the Compensation Committee of the Board of Directors of the Registrant and granted outside of the 2013 Plan but pursuant to the terms of the 2013 Plan as if such stock options were granted under the 2013 Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules; and

•	120,000 shares of Common Stock issuable upon the exercise of non-statutory stock options, which were approved by the Compensation Committee of the Board of Directors of the Registrant and granted outside of the 2024 Plan but pursuant to the terms of the 2024 Plan as if such stock options were granted under the 2024 Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

No new awards will be granted under the 2013 Plan and all outstanding awards previously granted under the 2013 Plan will remain outstanding, subject to the terms thereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 29, 2024;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, filed with the Securities and Exchange Commission on May 1, 2024 and August 13, 2024, respectively;

3.	The Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof), filed with the Securities and Exchange Commission on March 21, 2024, June 21, 2024, and July 3, 2024;

4.	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from the Registrant’s Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the Securities and Exchange Commission on April 26, 2024; and

5.	The description of the Registrant’s common stock set forth in the registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 5, 2013, including any amendments or reports filed for the purposes of updating this description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Securities and Exchange Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends, stock purchase or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") or otherwise.

Insofar as indemnification for liabilities under the Securities Act may be permitted to the Registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the Registrant have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.	Exhibits.

Exhibits:	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant. (1)
4.2	Amended and Restated Bylaws of the Registrant. (2)
4.3	Form of Common Stock Certificate of the Registrant. (3)
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.
23.2*	Consent of Cooley LLP. Reference is made to Exhibit 5.1.
24.1*	Power of Attorney. Reference is made to the signature page hereto.
99.1	Chimerix, Inc. 2024 Equity Incentive Plan. (4)
99.2	Form of Stock Option Grant Notice and Option Agreement and Form of Restricted Stock Unit Award Agreement and Form of Restricted Stock Unit Award Grant Notice under Chimerix, Inc. 2024 Equity Incentive Plan. (4)
99.3*	Form of Stock Option Grant Notice and Option Agreement for Inducement Grant Outside of 2024 Equity Incentive Plan.
107*	Filing Fee Table.

* Filed herewith.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (No. 001-35867), filed on April 16, 2013.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K (No. 001-35867), filed on December 9, 2022.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (No. 333-187145), as amended, filed on March 27, 2013.

(4)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (No. 001-35867), filed on August 13, 2024.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on August 13, 2024.

Chimerix, Inc.

By:	/s/ Michael T. Andriole
Michael T. Andriole
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael T. Andriole and Michelle LaSpaluto, and each or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael T. Andriole	President and Chief Executive Officer and Director	August 13, 2024
Michael T. Andriole	(Principal Executive Officer)

/s/ Michelle LaSpaluto	Chief Financial Officer	August 13, 2024
Michelle LaSpaluto	(Principal Financial Officer)

/s/ David Jakeman	Vice President of Finance and Accounting	August 13, 2024
David Jakeman	(Principal Accounting Officer)

/s/ Michael A. Sherman	Chair of the Board of Directors	August 13, 2024
Michael A. Sherman

/s/ Martha J. Demski	Lead Independent Director of the Board of Directors	August 13, 2024
Martha J. Demski

/s/ Lisa L. Decker, Ph.D.	Member of the Board of Directors	August 13, 2024
Lisa L. Decker, Ph.D.

/s/ Marc D. Kozin	Member of the Board of Directors	August 13, 2024
Marc D. Kozin

/s/ Robert J. Meyer, M.D.	Member of the Board of Directors	August 13, 2024
Robert J. Meyer, M.D.

/s/ Fred A. Middleton	Member of the Board of Directors	August 13, 2024
Fred A. Middleton

/s/ Pratik S. Multani, M.D.	Member of the Board of Directors	August 13, 2024
Pratik S. Multani, M.D.

/s/ Victoria Vakiener	Member of the Board of Directors	August 13, 2024
Victoria Vakiener